EXHIBIT 99.1

The Brink’s Company
1801 Bayberry Court
P.O. Box 18100
Richmond, VA 23226-8100 USA
Tel. 804.289.9600
Fax 804.289.9760
PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:
Investor Relations
804.389.9709

THE BRINK’S COMPANY ANNOUNCES NEW CHIEF FINANCIAL OFFICER

RICHMOND, Va., April 7, 2008 –  The Brink’s Company (NYSE: BCO), a  global leader in security-related services, today announced that Michael J. Cazer has joined the company and will become vice president and chief financial officer effective May 2, 2008.  Cazer’s appointment follows the previously announced planned retirement of Robert T. Ritter, who will remain with the company through the end of April to ensure a smooth transition.
Cazer joins The Brink’s Company with 20 years of financial experience, having served in numerous leadership positions at General Electric Company (NYSE:GE).  He most recently was chief financial officer of GE Security, a $2 billion global subsidiary focused on communication and information technologies for security and life safety products.
Cazer began his career at GE in 1988.  Prior to his most recent role as chief financial officer of GE Security, he served as chief financial officer of GE Consumer and Industrial Europe.  Before that, he was chief financial officer of GE Fanuc, and served in various finance-related executive positions at GE, including a position on GE’s corporate audit staff.  He holds a B.S. in business and economics, magna cum laude, from Lehigh University.
“We are pleased to welcome Michael to The Brink’s Company,” said Michael T. Dan, chairman, president and chief executive officer.  “As we move forward with our strategic plans, Michael’s leadership, financial expertise and knowledge of security businesses will support our continued success.  I am confident that he will be a great addition to the senior management team.”

About The Brink’s Company

The Brink’s Company (NYSE:BCO) is a global leader in security-related services that operates two businesses: Brink’s, Incorporated and Brink’s Home Security.  Brink’s, Incorporated is the world’s premier provider of secure transportation and cash management services.  Brink’s Home Security is one of the largest and most successful residential alarm companies in North America.  For more information, please visit The Brink’s Company website at www.brinkscompany.com or call toll free 877-275-7488.